Exhibit 99.1

Nexters Global, the owner of blockbuster mobile game Hero Wars, to go public via merger with Kismet Acquisition One SPAC

-	Nexters is a top-5 independent game developer in Europe[1] that builds mobile, web and social games loved by millions of players globally. Its flagship product, Hero Wars RPG, was downloaded 36 million times in 2020 on iOS and Android alone, scoring a 4.5/5 average rating among users.

-	Nexters generated $318 million in Net Bookings and $120 million in Free Cash Flow to Equity in 2020; the expected continued growth of Hero Wars and new mobile game titles launching in 2021 are projected to drive Net Bookings to $562 million in 2023, after platform fees.

-	The Transaction values Nexters at an enterprise value of $1.9 billion, and is expected to deliver up to $150 million in additional cash to the Company to support its transformation into a leading consolidation platform in the European mobile gaming space.

-	Founders Andrey Fadeev and Boris Gertsovsky & existing shareholders of Nexters – including Igor Bukhman and Dmitrii Bukhman of Playrix – will roll 92% of their holdings into the combined company and agree to a 12 month lock-up; Kismet Capital Group (via affiliate) will invest $50 million in additional capital to ensure alignment with founders, existing shareholders and public investors.

-	Kismet Acquisition One Corp. is the first SPAC formed by Ivan Tavrin, TMT entrepreneur and executive and the founder of Kismet Capital Group; Mr. Tavrin brings experience in M&A and public markets to this Transaction, and will serve on the Board of the combined Company as an Independent Director.

Limassol, Cyprus. February 1, 2021 – Nexters Global Limited ("Nexters" or the “Company”), a Cyprus-based mobile & social game developer and publisher, and Kismet Acquisition One Corp. (“Kismet”) (Nasdaq: KSMTU), a special purpose acquisition company (SPAC) led by Founder and Chief Executive Officer Ivan Tavrin, have entered into a definitive business combination agreement (the “Transaction”) that will result in Nexters becoming a publicly-listed company on the Nasdaq Global Select Market under a new GDEV ticker. The Transaction is expected to close in the second quarter of 2021.

Company overview

Nexters was founded as an independent gaming studio in 2010 by Andrey Fadeev and Boris Gertsovsky, the early pioneers of social and mobile game development in Russia. Based in Cyprus since 2017, Nexters has rapidly grown into a top-5 independent European game developer by net bookings.

The Company’s flagship product is its blockbuster Hero Wars mid-core RPG franchise, played in over 100 countries and available across all key platforms. Hero Wars has delivered 8.5x MAU growth to 5.4 million users and 4x paying users growth in the last two years. The Company is planning to launch three new titles in 2021 in casual genres, leveraging its proven expertise in mobile gaming and digital marketing to engage new audiences and expand its footprint across key global markets. The Company views APAC as a significant expansion opportunity, given Nexters’ expertise in RPG games and the popularity of the genre in Asia.

[1]	Based on in-game purchases net of platform fees over January – November 2020 (data provided by AppMagic), excluding developers owned by other companies.

Nexters has delivered best-in-class profitability and growth, scaling its net bookings 10x in two years to $318 million in 2020, while staying well-diversified across key gaming markets. As of 2020, 35% of Company’s net bookings came from the United States, 23%1 from Europe, and 19%1 from Asia. The growth is expected to continue throughout 2021-23, with 2023 Net Bookings projected to reach $562 million and Management EBITDA2 expected to come in at $138 million for 2021 and increase to $201 million by 2023.

Video gaming is a global and high growth form of entertainment, with total market size estimated at $175 billion today, exceeding the global music and video streaming markets combined. Mobile gaming accounts for 49% of the total gaming market and has grown by 26% in 2020. The growth in mobile gaming is expected to continue strongly at a CAGR of 9.9%, taking its total projected size to c. $114 billion in 2023.3

Nexters aims to become the leading consolidator in the gaming space in Russian speaking countries, Eastern Europe and beyond, capitalizing on the significant opportunity in the market while deploying its proven value creation playbook to support the companies it acquires. The Company will benefit from its unique connections to game developers throughout the region, the M&A expertise of Kismet, and its strategic partnership with the founders of Playrix, the second largest mobile game developer in the world by revenue4, who became shareholders in Nexters in 2018.

Following the closing of the Transaction, Nexters’ Co-Founder and CEO Andrey Fadeev and Co-Founder and Head of R&D Boris Gertsovsky will continue to lead the Company, supported by a seasoned management team.

Management comments

Andrey Fadeev, Co-Founder and CEO of Nexters, commented: "Nexters is one of the fastest growing mobile gaming companies in the world, propelled by a mission to produce games that transform the user experience, bring joy to players across the globe, and have the potential to become “forever franchises”. In our flagship franchise, Hero Wars, players come not just to play and win, but also to spend time with other players, effectively making it a social network wrapped around the game. We are thrilled to make our debut as a public company, which will take us further on our quest to become a globally recognized market player. We are incredibly excited about the future of gaming and thrilled to have experienced partners such as Kismet Capital Group by our side."

Ivan Tavrin, Chairman and CEO of Kismet Acquisition One Corp, commented: “The gaming industry is in the midst of a dramatic transformation and has seen exponential growth in recent years, which only accelerated as more people turned to gaming amid the pandemic. Nexters’ founders and management have not only introduced one of the most popular games in the mobile gaming market, but also showed impressive growth in revenue and profitability from Day One. Gaming is a truly global market, and taking this amazing company public positions it to become a consolidation platform for other gaming franchises and studios all around the world.”

Transaction overview

On February 1, 2021, Kismet Acquisition One Corp. (Nasdaq: KSMTU) entered into a definitive agreement to combine with Nexters through a combination of stock and cash financing. The business combination values Nexters at an enterprise value of $1.9 billion, representing 13.8x projected 2021 and 11.6x projected 2022 Management EBITDA.

[1]	Excluding Russia/former Soviet Union countries which constitute 14% of 2020 net bookings.

[2]	Management EBITDA is net bookings less marketing expenses less cost of sales and G&A, before share-based compensation, D&A, non-operating and one-off expenses.
[3]	Source: Newzoo (www.newzoo.com)
[4]	Source: www.appannie.com

The Transaction is expected to deliver up to $150 million in cash to the Company’s balance sheet before advisor fees and/or redemptions by Kismet Acquisition One Corp. current shareholders, with proceeds expected to be used for general working capital purposes and potential acquisitions. Existing shareholders of Nexters will receive a cash payment of up to $150 million pro-rata to their pre-money shareholdings, and will roll approximately 92% of their holdings into the combined company while agreeing to a 12 month lock-up (subject to certain exceptions). In addition, the founders and the management will receive 20.0 million Earn-Out shares over 3 years (with 50% of the Earn-Out released at $13.50 VWAP and 50% released at $17.00 VWAP), also subject to a 12 month lock-up. The Transaction will be funded by approximately $250 million held in trust by Kismet Acquisition One Corp., subject to any redemptions, as well as the additional $50 million investment by the SPAC Sponsor, Kismet Capital Group, via an affiliate.

The Boards of Directors of Kismet Acquisition One Corp. and Nexters shareholders, as well as its sole director, have approved the Transaction. Completion of the proposed transaction is subject to the approval of the stockholders of Kismet Acquisition One Corp. and Nexters and other customary closing conditions, including the receipt of certain regulatory approvals and minimum cash balance at closing. The Transaction is expected to close in the second quarter of 2021.

Advisors

Credit Suisse, BofA Securities and LionTree Advisors served as financial and capital markets advisors to Kismet Acquisition One Corp.

Investor presentation

Nexters and Kismet Acquisition One Corp.’s investor presentation, video and associated audio recording will be made available at www.kismetcg.com and www.nexters.com.

The presentation and a transcript of the audio recording will be filed with the U.S. Securities and Exchange Commission (the "SEC") as an exhibit to a Current Report on Form 8-K, and available on the SEC website at www.sec.gov.

About Nexters

Founded in 2010, Nexters is one of the largest and most seasoned European gaming unicorns with deep expertise in mobile game development and marketing. The Company is a developer and publisher of Hero Wars mid-core RPG franchise, currently available on mobile (iOS, Android) and PC (via web and Facebook) and is looking to launch three new titles in 2021.

About Kismet Acquisition One Corp

Kismet Acquisition One Corp. is a special purpose acquisition company led by Chairman and Chief Executive Officer Ivan Tavrin, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities.

Use of Non-IFRS Financial Measures

This press release includes certain financial measures that are not prepared in accordance with the International Financial Reporting Standards as promulgated by the International Standards Accounting Board (“IFRS”) and that may be different from non-IFRS financial measures used by other companies. These non-IFRS measures, and other measures that are calculated using these non-IFRS measures, are an addition, and not a substitute for or superior to measures of financial performance prepared in accordance with IFRS and should not be considered as an alternative to operating income, net income or any other performance measures derived in accordance with IFRS.

Nexters believes that these non-IFRS measures of financial results (including on a forward-looking basis) provide useful supplemental information to investors about Nexters. Nexters’s management uses forward looking non-IFRS measures to evaluate Nexters’s projected financial and operating performance. However, there are a number of limitations related to the use of these non-IFRS measures and their nearest IFRS equivalents. For example other companies may calculate non-IFRS measures differently, or may use other measures to calculate their financial performance, and therefore Nexters’s non-IFRS measures may not be directly comparable to similarly titled measures of other companies.

Additionally, to the extent that forward-looking non-IFRS financial measures are provided, they are presented on a non-IFRS basis without reconciliations of such forward-looking non-IFRS measures.

Nexters is in the process of completing its IFRS audit for 2018-20 overseen by the Public Company Accounting Oversight Board (PCAOB). Nexters’s reporting processes and the control environment may not yet be sufficient to prevent any material weaknesses.

Additional Information and Where to Find It

This press release relates to the Transaction. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the Transaction, the new parent company of the combined group established in the BVI ("Pubco") intends to file relevant materials with the SEC, including a registration statement on Form F-4, which will include a proxy statement/prospectus. Promptly after the registration statement is declared effective by the SEC, a proxy statement/prospectus will be mailed to all Kismet Acquisition One Corp. shareholders entitled to vote at the special meeting relating to the Transaction. Before making any voting decision, investors and shareholders of Kismet Acquisition One Corp. are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents in connection with the Transaction that the parties to the Transaction will file with the SEC as such materials become available because they will contain important information about Kismet Acquisition One Corp., Nexters and the Transaction. The preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other relevant materials in connection with the Transaction (when they become available), and any other documents filed by the parties to the Transaction with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by directing a request to: Kismet Acquisition One Corp., 9 Building B, Lesnaya Street Moscow, Russia 125196.

Participants in the Solicitation

Kismet Acquisition One Corp., Nexters and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Kismet Acquisition One Corp.’s shareholders in connection with the Transaction. A list of the names of such directors and executive officers and information regarding their interests in the Transaction will be contained in the proxy statement/prospectus when available. Kismet Acquisition One Corp.’s shareholders and other interested persons may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This press release contains certain “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements with respect to (i) Nexters’s revenues, bookings, performance, strategies, prospects and other aspects of the businesses of Nexters or Kismet Acquisition One Corp., or the combined company after completion of the Transaction, (ii) trends in the gaming industry, (iii) Nexters’s target cohorts and user and the expected arrangement with them, (iv) Nexters’s projected growth opportunities, including relative to its competitors and (v) other statements regarding Kismet Acquisition One Corp.’s or Nexters’s expectations, hopes, beliefs, intentions or strategies regarding the future. Such statements are based on current expectations that are subject to risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on Kismet Acquisition One Corp.’s and Nexters’s current expectations and beliefs concerning future developments and their potential effects on Kismet Acquisition One Corp. and Nexters. There can be no assurance that future developments affecting Kismet Acquisition One Corp. and Nexters will be those that Kismet Acquisition One Corp. and Nexters have anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are beyond Kismet Acquisition One Corp.’s and Nexters’s control) or other assumptions. Many factors could cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements in this press release, including (i) that the Transaction may not be completed in a timely manner or at all, which may adversely affect the price of Kismet Acquisition One Corp.’s securities, (ii) the risk that the Transaction may not be completed by Kismet Acquisition One Corp.’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Kismet Acquisition One Corp., (iii) the failure to satisfy the conditions to the consummation of the Transaction, including the approval of the business combination agreement by the shareholders of Kismet Acquisition One Corp. and the satisfaction of the minimum trust account amount following any redemptions by Kismet Acquisition One Corp.’s public shareholders, (iv) the lack of a third-party valuation in determining whether or not to pursue the Transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (vi) the effect of the announcement or pendency of the Transaction on Nexters’s business relationships, operating results, and business generally, (vii) risks that the Transaction disrupts Nexters’s business, operations and plans, (viii) the outcome of any legal proceedings that may be instituted against Nexters or against Kismet Acquisition One Corp. related to the business combination or the Transaction, (ix) the ability to maintain the listing of Kismet Acquisition One Corp.’s securities on a national securities exchange, (x) changes in the competitive and regulated industries in which Nexters operates, variations in operating performance across competitors, changes in laws and regulations (including data privacy, cybersecurity and tax laws and regulations) affecting Nexters’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the Transaction, and identify and realize additional opportunities, (xii) the potential inability of Nexters to achieve its projected bookings growth and scale its platform, (xiii) the potential inability of Nexters to maintain its current revenue stream and its relationships with players and advertisers (xiv) the potential inability of Nexters to become a consolidator in the gaming industry, (xv) the enforceability of Nexters’s intellectual property and protection of its proprietary information, (xvi) the risk to Nexters’s business, operations and plans if internal processes and information technology systems are not properly maintained and risks associated with Nexters’s operational reliance on third parties, including third-party platforms and infrastructure, (xvii) the risk to Nexters’s business, operations and plans from cyber-attacks or other privacy or data security incidents, (xviii) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which Nexters operates, (xix) the effect of global epidemics and contagious disease outbreaks, including COVID-19, and public perception thereof, and (xx) costs related to the Transaction and the failure to realize anticipated benefits of the Transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the final prospectus to Kismet Acquisition One Corp.’s registration statement on Form S-1 (File No. 333-239972), the final prospectus to Pubco’s registration statement on Form F-4 relating to the Transaction, which is expected to be filed as described above, and other documents filed or that may be filed by Kismet Acquisition One Corp. and Pubco from time to time with the SEC. Should one or more of these risks or uncertainties materialize, or should any of Kismet Acquisition One Corp.’s or Nexters’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Kismet Acquisition One Corp. and Nexters undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Kismet Acquisition One Corp., Pubco or Nexters, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act of 1933, as amended.

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